Exhibit 5.1
May 16, 2024
Tyler Technologies, Inc.
5101 Tennyson Parkway
Plano, Texas 75024
Ladies and Gentlemen:
We have acted as counsel to Tyler Technologies, Inc., a Delaware corporation (the “Company”), in connection with the issuance of an opinion under the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and regulations promulgated thereunder.
The Registration Statement relates to, among other things, the registration under the Act of 4,600,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value, which Shares may be issued and sold from time to time pursuant to the Tyler Technologies, Inc. Amended and Restated 2018 Stock Incentive Plan, as adopted effective as of May 9, 2024 (the “Amended and Restated 2018 Plan”).
As the basis for the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Restated Certificate of Incorporation of the Company, as amended to date, (iii) the Bylaws of the Company, as amended to date, (iv) the Amended and Restated 2018 Plan, (v) the resolutions and the record of actions taken by the Company’s board of directors and committees thereof and by the Company’s stockholders, in each case, with respect to, among other things, the Plan, the Shares and the authorization of the preparation and filing of the Registration Statement, and (vi) such other corporate records, documents, orders, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
For purposes of the opinion expressed herein, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies, (iii) the genuineness of the signatures of persons signing all documents in connection with which the opinion herein is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by parties hereto other than the Company, and (iv) the consideration to be received by the Company in exchange for each Share to be issued pursuant to the Plan constitutes adequate consideration therefor.
We express no opinion herein as to matters involving the laws of any jurisdiction other than the present federal laws of the United States of America, the Delaware General Corporation Law, and the present judicial interpretations thereof.
Based upon the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that the Shares to be issued by the Company pursuant to the Amended and Restated 2018 Plan, when issued in accordance with the terms of the Amended and Restated 2018 Plan, will be validly issued, fully paid, and nonassessable.
The opinion expressed herein is limited to the specific issues addressed therein, and we express no opinion as to any matters beyond that expressly stated herein. The opinion expressed herein is rendered as of the date hereof and we have no continuing obligation to inform you of changes of law, including judicial interpretations of law, or of facts, circumstances, events or developments of which we become aware after the date hereof and which may alter, affect or modify the opinion expressed herein.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules of the Commission promulgated thereunder.
Respectfully submitted,
SANDBERG PHOENIX & von GONTARD
/s/ Sandberg Phoenix & von Gontard